Exhibit (a)(5)(F)

2825 Airview Boulevard

Kalamazoo, MI 49002

Press release

Number: 2022-03

Date: January 25, 2022

Stryker Commences Tender Offer for All Outstanding Shares of Common Stock of Vocera Communications

Kalamazoo, Michigan – January 25, 2022 – Stryker (NYSE:SYK) today announced that it is commencing, through a wholly owned subsidiary, Voice Merger Sub Corp., a cash tender offer to purchase all outstanding shares of common stock of Vocera Communications, Inc. (NYSE: VCRA) for $79.25 per share in cash. The offer is being made pursuant to the previously announced merger agreement, dated as of January 6, 2022, among Stryker, Voice Merger Sub Corp. and Vocera.

The tender offer is scheduled to expire at one minute past 11:59 p.m. Eastern Time, on February 22, 2022, unless extended in accordance with the terms of the merger agreement. The tender offer is subject to various conditions, including a minimum tender of at least a majority of outstanding shares of Vocera common stock, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary conditions. The transaction is expected to close in the first quarter of 2022, as previously announced.

Stryker filed today with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, which includes the terms of the tender offer. Additionally, Vocera filed a Schedule 14D-9 with the SEC containing the recommendation of its Board of Directors that Vocera stockholders accept the tender offer and tender their shares. The Schedule TO, Schedule 14D-9, related letter of transmittal (together with any amendments or supplements thereto) and other tender offer documents can be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the tender offer, Innisfree M&A Incorporated as described in the tender offer documents.

About Stryker

Stryker is one of the world’s leading medical technology companies and, together with its customers, is driven to make healthcare better. The company offers innovative products and services in Medical and Surgical, Neurotechnology, Orthopaedics and Spine that help improve patient and hospital outcomes. More information is available at www.stryker.com.

About Vocera

The mission of Vocera Communications, Inc. is to improve the lives of healthcare professionals, patients, and families. Founded in 2000, Vocera provides clinical communication and workflow solutions that help protect and connect team members, increase operational efficiency, enhance quality of care and safety, and humanize the healthcare experience. More than 2,300 facilities worldwide, including nearly 1,900 hospitals and healthcare facilities, have selected Vocera solutions to enable their workforce to communicate and collaborate with co-workers and engage with patients and families. Mobile workers can choose the right device for their role or task, including smartphones or one of the company’s wearable communication devices, and use voice commands to easily reach people by name, role, or group. The hands-free Vocera Smartbadge was named to TIME’s list of the 100 Best Inventions of 2020. Vocera solutions can integrate with more than 150 clinical and operational systems, including electronic health records, nurse call systems, ventilators, physiological monitors, and more. In addition to healthcare, Vocera solutions are found in aged care facilities, veterinary hospitals, schools, luxury hotels, retail stores, power facilities, and more. Visit www.vocera.com to learn more and follow @VoceraComm on Twitter.

Forward-looking statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: the impact on our operations and financial results of the COVID-19 pandemic and any related policies and actions by governments or other third parties; the failure to satisfy any of the closing conditions to the acquisition of Vocera Communications, Inc. (“Vocera”), including the receipt of any required regulatory clearances (and the risk that such clearances may result in the imposition of conditions that could adversely affect the expected benefits of the transaction); delays in consummating the acquisition of Vocera; unexpected liabilities, costs, charges or expenses in connection with the acquisition of Vocera; the effects of the proposed Vocera transaction (or the announcement thereof) on the parties relationships with employees, customers, other business partners or governmental entities; weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products, including Vocera products; potential supply disruptions; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to recall-related matters; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; costs to comply with medical device regulations; changes in financial markets; changes in the competitive environment; our ability to integrate and realize the anticipated benefits of acquisitions in full or at all or within the expected timeframes, including the acquisition of Vocera; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of Vocera Communications, Inc. (“Vocera”) referenced in this communication commenced on January 25, 2022. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Vocera or any other securities. Stryker Corporation (“Stryker”) has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and Vocera has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D 9. VOCERA STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AND ANY AMENDMENTS THERETO, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Vocera stockholders and other investors can obtain the Tender Offer Statement, the Solicitation/Recommendation Statement and other filed documents for free at the SEC’s web site at www.sec.gov. Copies of the documents filed with the SEC by Stryker are available free of charge on Stryker’s website, www.stryker.com, or by contacting Stryker’s investor relations department at preston.wells@stryker.com. Copies of the documents filed with the SEC by Vocera are available free of charge on Vocera’s web site, investors.vocera.com, or by contacting Vocera’s investor relations department at sdooley@vocera.com. In addition, Vocera stockholders may obtain free copies of the tender offer materials by contacting Innisfree M&A Incorporated, the information agent for the tender offer, toll free at (877) 825-8906.

Contacts

For investor inquiries please contact:

Preston Wells, Vice President, Investor Relations at 269-385-2600 or preston.wells@stryker.com

For media inquiries please contact:

Yin Becker, Vice President, Chief Corporate Affairs Officer at 269-385-2600 or yin.becker@stryker.com